Exhibit 99.1

Secure Computing Appoints T. Paul Thomas Senior Vice President, Marketing and Corporate Strategy

SAN JOSE, Calif.— Jan. 10, 2006—Secure Computing Corporation (NASDAQ:SCUR - News), the experts in securing connections between people, applications and networks(TM), today announced that T. Paul Thomas has been appointed to the role of Senior Vice President, Marketing and Corporate Strategy. Mr. Thomas joins Secure Computing from Seclarity, Inc., a network security solution company, where he was president and CEO. As Senior Vice President, Thomas is responsible for worldwide marketing, product marketing, product management and strategic planning efforts.

“Paul Thomas comes to Secure Computing with an outstanding track record of accomplishments. He brings high quality marketing experience from Compaq and Apple, two large companies known for their marketing,” said John McNulty, president, chairman and CEO of Secure Computing. “Paul is a superb fit for Secure Computing in multiple respects — he believes in our value system and our culture and understands our market and the challenges we face. We’re confident his contributions will enhance and accelerate the ability of Secure Computing to continue to grow and prosper.”

In addition to his tenure at Seclarity, Inc., Thomas served as president and CEO at Turbolinux Inc and Artisoft Inc.

About Secure Computing

Secure Computing (NASDAQ:SCUR - News) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 14,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Contact:

Secure Computing

David Burt, 206-336-1541 (Editorial Contact)

david_burt@securecomputing.com

Jane Underwood, 408-979-6186 (Investor Contact)

jane_underwood@securecomputing.com